As filed with the Securities and Exchange Commission on January 28, 2003


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                     FORM 15
                            ________________________

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                      Commission File Number: 333-13690/01

                          ALFA LAVAL CREDIT FINANCE AB
             (Exact name of registrant as specified in its charter)

                          Alfa Laval Credit Finance AB
                                 Rudeboksvagen 3
                                  Lund, Sweden

                                +(46 46) 36 7000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Guarantees of 12 1/8% Senior Notes due 2010
            (Title of each class of securities covered by this Form)

                                      None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  |_|                  Rule 12h-3(b)(1)(i)   |_|

     Rule 12g-4(a)(1)(ii) |_|                  Rule 12h-3(b)(1)(ii)  |_|

     Rule 12g-4(a)(2)(i)  |_|                  Rule 12h-3(b)(2)(i)   |X|

     Rule 12g-4(a)(2)(ii) |_|                  Rule 12h-3(b)(2)(ii)  |_|

                                               Rule 15d-6            |_|

     Approximate number of holders of record as of the certification or notice date: Less than 200 holders of Alfa Laval Credit Finance AB's guarantees in respect of Alfa Laval Special Finance AB's 12?% Senior Notes due 2010.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Alfa Laval Credit Finance AB has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2003                      By: /s/ Thomas Thuresson
                                                --------------------
                                                Name:  Thomas Thuresson
                                                Title: Chief Financial Officer